EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement numbers 333-79561, 333-82805, 33-88952, 333-51188, 333-51190, 333-51192, 333-103625, 333-103626 and 333-132281 on Form S-8 of our opinion dated May 7, 2007 (November 21, 2007 as to the effects of the restatement discussed in Note 2 and the subsequent events discussed in Note 16), on the consolidated financial statements of Nu Horizons Electronics Corp. and subsidiaries included in the Corporation’s annual report on Form 10-K/A for the fiscal year ended February 28, 2007.

/s/ LAZAR LEVINE & FELIX LLP
LAZAR LEVINE & FELIX LLP
Certified Public Accountants

New York, New York
November 21, 2007